                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                  Schedule 13G


                   Under the Securities Exchange Act of 1934
                             (Amendment No. 14 )*

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Series A Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].
(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                        (Continued on following page(s))
                               Page 1 of 26 Pages

CUSIP NO.  887364 10 7             13G             Page     2    of    26  Pages

             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Chandis Securities Company



             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  California


                                  5    SOLE VOTING POWER
                NUMBER OF
                                       0
                 SHARES
                                  6    SHARED VOTING POWER
              BENEFICIALLY
                                       8,581,432
                OWNED BY

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              0

                 PERSON
                                  8    SHARED DISPOSITIVE POWER
                  WITH
                                       8,581,432

             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  8,581,432


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  11.0%


            12    TYPE OF REPORTING PERSON*

                  CO

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     3    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Gwendolyn Garland Babcock


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                0

              BENEFICIALLY        6    SHARED VOTING POWER

                OWNED BY               18,670,847

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              0

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,670,847



             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,670,847


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.0%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     4    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Bruce Chandler


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY


             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                0

              BENEFICIALLY        6    SHARED VOTING POWER

                OWNED BY               18,668,546

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              0

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,668,546


             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,668,546


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.0%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     5    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Otis Chandler


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY


             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                1,452

              BENEFICIALLY        6    SHARED VOTING POWER

                OWNED BY               18,726,085

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              1,452

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,726,085


             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,727,537


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.1%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     6    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Camilla Chandler Frost


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                131,691

              BENEFICIALLY        6    SHARED VOTING POWER

                OWNED BY               18,714,091

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              131,691

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,714,091


             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,845,782


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.2%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     7    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Douglas Goodan


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF          5    SOLE VOTING POWER

                 SHARES                 500

              BENEFICIALLY         6    SHARED VOTING POWER

                OWNED BY                18,668,546

                  EACH             7    SOLE DISPOSITIVE POWER

                REPORTING               500

                 PERSON            8    SHARED DISPOSITIVE POWER

                  WITH                  18,668,546


             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,669,046


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.0%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     8    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Judy C. Webb


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                280

              BENEFICIALLY        6    SHARED VOTING POWER

                 OWNED                 18,668,546

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              280

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,668,546



             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,668,826


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.0%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G             Page     9    of    26  Pages




             1    NAME OF REPORTING PERSON
                   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                  Warren B. Williamson


             2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (A) [ ]

                  N/A                                                                                            (B) [ ]


             3    SEC USE ONLY



             4    CITIZENSHIP OR PLACE OF ORGANIZATION

                  U.S.


                NUMBER OF         5    SOLE VOTING POWER

                 SHARES                0

              BENEFICIALLY        6    SHARED VOTING POWER

                OWNED BY               18,668,546

                  EACH            7    SOLE DISPOSITIVE POWER

                REPORTING              0

                 PERSON           8    SHARED DISPOSITIVE POWER

                  WITH                 18,668,546


             9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  18,668,546


            10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                  N/A


            11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                  24.0%


            12    TYPE OF REPORTING PERSON*

                  00 (Trustee)

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  887364 10 7             13G            Page     10   of     26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Chandis Securities Company ("CSC"), a corporation.

         (b)     Principal Business Address:

                 The principal business address of CSC is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)     Place of Organization:

                 CSC is organized in California.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 8,581,432

         (b)     Percent of Class:

                 Approximately 11.0%

         (c)     Voting and Dispositive Power:

                 CSC has shared voting and dispositive power with respect to all 8,581,432 shares of Series A Common Stock of the Issuer beneficially owned by it.

CUSIP No.  887364 10 7             13G             Page    11    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    12    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

         (b)     Residence Address:

                 The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

         (c)     Citizenship:

                 Ms. Babcock is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 18,670,847

         (b)     Percent of Class:

                 Approximately 24.0%

         (c)     Voting and Dispositive Power:

                 Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,670,847 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,670,847 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP No.  887364 10 7             13G             Page    13    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    14    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Bruce Chandler, an individual.

         (b)     Residence Address:

                 The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

         (c)     Citizenship:

                 Mr. Chandler is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 18,668,546

         (b)     Percent of Class:

                 Approximately 24.0%

         (c)     Voting and Dispositive Power:

                 Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP No.  887364 10 7             13G             Page    15    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    16    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Otis Chandler, an individual.

         (b)     Principal Business Address:

                 The principal business address of Mr. Chandler is The Times Mirror Company, Times Mirror Square, Los Angeles, California 90053.

         (c)     Citizenship:

                 Mr. Chandler is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.  Ownership.

         (a)     Amount Beneficially Owned:

                 18,727,537

         (b)     Percent of Class:

                 Approximately 24.1%

         (c)     Voting and Dispositive Power:

                 Mr. Chandler has (i) sole power to vote or to direct the vote of 1,452 shares, (ii) shared power to vote or direct the vote of 18,726,085 shares, (iii) sole power to dispose or direct the disposition of 1,452 shares and (iv) shared power to dispose of or direct the disposition of 18,726,085 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP No.  887364 10 7             13G             Page    17    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    18    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

         (b)     Principal Business Address:

                 The principal business address of Ms. Frost is Chandis Securities Company, 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)     Citizenship:

                 Ms. Frost is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 18,845,792

         (b)     Percent of Class:

                 Approximately 24.2%

         (c)     Voting and Dispositive Power:

                 Ms. Frost has (i) sole power to vote or to direct the vote of 131,691 shares, (ii) shared power to vote or direct the vote of 18,714,091 shares, (iii) sole power to dispose or direct the disposition of 131,691 shares and (iv) shared power to dispose of or direct the disposition of 18,714,091 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP No.  887364 10 7             13G             Page    19    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    20    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Douglas Goodan, an individual.

         (b)     Residence Address:

                 The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

         (c)     Citizenship:

                 Mr. Goodan is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 18,669,046

         (b)     Percent of Class:

                 Approximately 24.0%

         (c)     Voting and Dispositive Power:

                 Mr. Goodan has (i) sole power to vote or to direct the vote of 500 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 500 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP No.  887364 10 7             13G             Page    21    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    22    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Judy C. Webb, an individual.

         (b)     Residence Address:

                 The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

         (c)     Citizenship:

                 Ms. Webb is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.          Ownership.

         (a)     Amount Beneficially Owned:

                 18,668,826

         (b)     Percent of Class:

                 Approximately 24.0%

         (c)     Voting and Dispositive Power:

                 Ms. Webb has (i) sole power to vote or to direct the vote of 280 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 280 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by her.

CUSIP No.  887364 10 7             13G             Page    23    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    24    of    26  Pages




Item 1.          Issuer.

         (a)     Name of Issuer:

                 The Times Mirror Company (the "Issuer")

         (b)     Address of Issuer's Principal Executive Offices:

                 Times Mirror Square
                 Los Angeles, California 90053

Item 2.          Security and Background.

         (a)     Name of Person Filing:

                 The person filing this Schedule 13G is Warren B. Williamson, an individual.

         (b)     Principal Business Address:

                 The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)     Citizenship:

                 Mr. Williamson is a citizen of the United States.

         (d)     Title and Class of Securities:

                 Series A Common Stock

         (e)     CUSIP No.:

                 887364 10 7

Item 3.          Filings under Rules 13d-1(b), or 13d-2(b).

                 Not Applicable.

Item 4.  Ownership.

         (a)     Amount Beneficially Owned:

                 18,668,546

         (b)     Percent of Class:

                 Approximately 24.0%

         (c)     Voting and Dispositive Power:

                 Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 18,668,546 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 18,668,546 shares of Series A Common Stock of the Issuer beneficially owned by him.

CUSIP No.  887364 10 7             13G             Page    25    of    26  Pages




Item 5.          Ownership of Five Percent or Less of a Class.

                 Not Applicable.

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                 Not Applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not Applicable.

Item 9.          Notice of Dissolution of Group.

                 Not Applicable.

Item 10.         Certification.

                 Not Applicable.

CUSIP No.  887364 10 7             13G             Page    26    of    26  Pages




                                   SIGNATURE

                 After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHANDIS SECURITIES COMPANY

           By:   /s/ Warren B. Williamson
               ----------------------------
                 Warren B. Williamson,                                        January 31, 1996
                 Chairman of the Board

           By:   /s/ Camilla Chandler Frost
               -----------------------------
                 Camilla Chandler Frost,                                      January 31, 1996
                 Secretary

             /s/ Gwendolyn Garland Babcock
           ---------------------------------
            Gwendolyn Garland Babcock                                         January 31, 1996

             /s/ Bruce Chandler
           ---------------------------------
            Bruce Chandler                                                    January 31, 1996

             /s/ Otis Chandler
           ---------------------------------
            Otis Chandler                                                     January 31, 1996

             /s/ Camilla Chandler Frost
           ---------------------------------
           Camilla Chandler Frost                                             January 31, 1996

             /s/ Douglas Goodan
           ---------------------------------
           Douglas Goodan                                                     January 31, 1996

             /s/ Judy C. Webb
           ---------------------------------
           Judy C. Webb                                                       January 31, 1996

             /s/ Warren B. Williamson
           ---------------------------------
           Warren B. Williamson                                               January 31, 1996